Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 2nd Quarter 2023

July 25, 2023 // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Craig W. Kliethermes — President and Chief Executive Officer

Jennifer L. Klobnak – Chief Operating Officer

Todd W. Bryant —Chief Financial Officer

Aaron P. Diefenthaler —Chief Investment Officer & Treasurer

Other Participants

Name	Affiliation

Greg Peters	Raymond James & Associates
Meyer Shields	Keefe, Bruyette & Woods, Inc.
Scott Heleniak	RBC Capital Markets LLC

RLI CORP.

Moderator: Aaron Diefenthaler

July 25, 2023

10:00 a.m. (CDT)

Operator: Good morning, and welcome to the RLI Corp. Second Quarter Earnings Teleconference. [Operator Instructions].

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs and expectations for the future. As always, these forward-looking statements are subject to certain factors and uncertainties which could cause actual results to differ materially. Please refer to the risk factors described in the company's various SEC filings, including in the annual report on Form 10-K, as supplemented in Forms 10-Q, all of which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing second quarter results.

During the call RLI management may refer to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. Additionally, equity in earnings of Maui Jim and the related taxes were excluded from operating earnings and operating EPS for 2022 due to the sale of RLI’s investment in the third quarter of 2022. RLI's management believes these measures are useful in gauging core operating performance across reporting periods, but may not be comparable to other companies' definitions of operating earnings.

The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Chief Investment Officer and Treasurer, Mr. Aaron Diefenthaler. Please go ahead.

Aaron Diefenthaler:  Good morning.  Thank you for joining us to review RLI’s results for second quarter and first half of 2023.  As usual, we are joined by Craig Kliethermes, President and CEO; Jen Klobnak, Chief Operating Officer; Todd Bryant, Chief Financial Officer. Craig is going to start us off with some introductory remarks.  Todd will offer a play by play of the financial results.  Jen will then comment on market conditions and further details on our product portfolio.  We can then open things up for questions and Craig will close with some final thoughts. Craig?

Craig Kliethermes: Thank you Aaron, and good morning everyone.   I am very proud of the efforts of all of our associate-owners as they delivered again with significant top line growth, an outstanding combined ratio across all segments, and overall book value growth for the quarter.  I am very pleased with where we stand at mid-year.   At RLI, we come to work each day knowing that we can and must be better than the day before, perfection may not be attainable but worth striving for, and we are successful because we focus on making decisions that will best serve our customers and our shareholders over the long-term.   The good decisions we make today may not be realized in the next quarter, but will benefit us over the next decade.

We have no control over the competitive landscape, but we can decide when and how we grow.   We have a broad and diversified portfolio with underwriting expertise that know where the opportunities exist and the

willingness and courage to let our portfolio evolve with current market conditions to optimize profitable growth.   We have the confidence to execute because we don’t let problems go unattended, and instead, exert more effort on the products and services where we can be most successful in providing differentiated services to our customers. That is what we have done to create a solid track record of success, and it is what we continued to do this past quarter. I will let Todd and Jen go into more detail on the financials and the market in general.  Todd take it away.

Todd Bryant: Thanks Craig.  Good morning everyone.  Yesterday, we reported second quarter operating earnings of $1.16 cents per share. The quarter’s result reflected solid underwriting performance and continued growth in investment income.  All in, we posted a combined ratio of 87.2 for the quarter, now 82.7 for the year, and experienced continued top-line growth, which was up 21%.  Investment income advanced 56%, as improved reinvestment rates and a larger asset base have been very accretive. Operating cash flow of $174 million was up nicely for the quarter and continued to support growth in invested assets.

Also in the quarter, the equity portfolio posted $25 million of unrealized gains, compared to $101 million of net unrealized losses a year ago. Large equity price movements between periods can have a significant impact on net earnings, which you can see in comparative results this quarter.  Realized gains were $6 million in the quarter, reflective of modest portfolio rebalancing.

From an underwriting income perspective, the quarter’s combined ratio was 87.2 compared to 80.2 a year ago.   Larger catastrophe losses, coupled with a reduced benefit from prior years’ reserve releases within the Casualty segment increased the loss ratio by 6 points.  Storm losses totaled $18 million in the quarter, with $17 million impacting Property and $1 million in Casualty. Spring storm activity in Texas, Oklahoma, and Florida was up considerably compared to last year, and impacted our results.  In addition, several of these losses on the Property side were in excess of $1 million and remained within the higher retention on our per risk property treaty, which was increased to $2 million in 2023.  While certainly a notable impact on our Property segment’s loss ratio, revenue growth from rates achieved over the trailing four quarter’s served to moderate the overall impact to the segment’s results.  For Casualty, the underlying loss ratio was impacted modestly by additions to the current accident year on our energy casualty book. In total, though, the segment’s current accident year loss ratio is similar to the first quarter’s result. From a prior years’ reserves perspective, all three segments benefited from favorable development.  Inclusive of $2 million in catastrophe-related reductions, Casualty posted $11 million of favorable loss emergence, across a number of product lines. While down from the second quarter last year, on a year-to-date basis, prior year emergence was similar to last year.  As mentioned previously, reserve movements in an isolated period can vary and evaluating trends over a longer timeframe is typically more informative. Property experienced $4 million in favorable development, as marine, E&S and admitted property lines posted loss reductions.  For Surety, favorable reserve development was also $4 million.  Our approach to reserving remains the same and the quarter’s results are reflective of a consistent process for evaluating loss reserve studies, one quarter in arrears, and considering actual versus expected losses for the current period.

Moving to expenses, compared to last year, our quarterly expense ratio increased 1 point to 39.4.  Elevated incentive-related amounts account for nearly all of this increase.  Most notably, amounts influenced by growth in book value, where you can use comprehensive earnings as a proxy, were up significantly compared to the second quarter of last year. We also continued to increase investments in people and technology to support growth, improve the customer experience, and drive efficiencies.

Turning to investments, the portfolio offered a 1.1% total return in the second quarter with significant contributions from equities.  These were modestly offset by declining fixed income prices, as Treasury yields increased in May & June.  Similar to prior quarters we continue to find attractive opportunities to put operating cash flow to work in high quality bonds and purchase yields averaged approximately 4.6% during the quarter.  Additionally, with money market funds offering above 5% we held a higher than average cash and short-term investments balance at the end of the quarter.  Overall, we are pleased with the portfolio’s increasing support of operating earnings through investment income and have been layering in some intermediate maturities to ensure that support is sustainable.

Incorporating comprehensive earnings and adjusting for dividends, book value per share increased by 17% from year-end 2022 to $29.65.

Away from the traditional investment portfolio, investee earnings were down but that comparison is largely influenced by our sale of Maui Jim, which contributed  $9 million to last year’s result. As noted last year and highlighted in our press release, for comparative purposes, we have excluded earnings from Maui Jim in our calculation of operating earnings for 2022. All in all, a very good operating quarter and strong first half of the year. And with that, I’ll turn the call over to Jen.

Jen Klobnak: Thank you Todd. Overall, we are pleased with our product portfolio and the second quarter’s result. We continued to lean in to opportunities in several areas of our Property and Casualty segments, producing double digit growth for the quarter and almost 20% growth year to date. Much of that growth is coming through rate increases. We are experiencing broad profitability across our product portfolio and feel good about the small adjustments we are making based on customer needs and claim outcomes. We expect the impact of Florida tort reform to be a long-term benefit to the industry and hope that other states will follow.

As Todd outlined, this quarter saw some higher loss ratios than last year’s second quarter in the Casualty and Property segments. We are beginning to observe the courts opening back up and litigation discovery becoming more active. However, our new claim counts are up only slightly, a much smaller increase than premium growth. I’ll give you a little color on the quarter’s results by segment.

Premium in the Property segment grew 63% as we posted a 75 combined ratio. This market remains highly attractive and we are continuing to take advantage of it. E&S Property premium was up 86% with hurricane rates increasing 49% and earthquake rates up 14% in the quarter. A significant portion of the industry’s reinsurance capacity supporting the MGA markets renewed in the second quarter with less limit at a higher cost. This leaves the catastrophe market facing reduced capacity, including both hurricane and earthquake risks. Submissions increased over 20% again this quarter, continuing the elevated state of activity that has existed since 2022. This has been a traditional hard market where brokers are challenged to place full limits and we are able to work with them and reduce commissions a bit to get the coverage placed. Because we want to continue entertaining new business, we have reduced the limits we offer on individual risks, increasing the number of customers we can serve. We remain disciplined around due diligence, deductibles, and policy terms for certain occupancies and building characteristics.

Our hurricane exposure as measured by exposed policy limits is relatively flat year-to-date while modeled exposure has grown commensurate with our growth in capital. We purchased an additional $150 million of catastrophe reinsurance limit effective June 1. The additional limit is supporting our evolving view of risk as the catastrophe models are being updated. This is consistent with our well-established approach to managing our risk tolerance.

The Marine division also had a successful quarter, growing premium 15% and increasing rates by 8%. Our submissions are growing considerably as we are viewed as a problem solver for our brokers by being responsive to their needs and tailoring coverage as necessary. While other carriers look to automate all interactions, we still believe there is great value in personal relationships and individual underwriting as we demonstrate what it means to be a specialist.

Spring storm activity was notable in the quarter. The storms were strong in the Southeast, including Texas and Florida, areas where we have been opportunistically growing. Despite the severe storm activity, higher retentions and growth in these affected geographies, we were able to post a 75 combined ratio.

Our Surety segment also posted a 75 combined ratio and grew premium by 1%. Contract Surety led the way with a 10% premium increase. While previous periods’ growth was driven by inflation, the cost of construction materials is stabilizing and more comparable to prior periods. This quarter’s growth is primarily driven by new construction projects. Commercial Surety and particularly our large account business had a slower quarter and premium was down 5%. This business is very competitive and quarterly results can be heavily influenced by only a couple of bonds. Surety trends follow economic activity so we are very closely monitoring leading indicators in the construction market as well as the general economy to evaluate the business opportunities in this space. We remain disciplined in Surety as we know that economic slowdowns raise the likelihood of claims. We’ve been in the Surety business for over 30 years and are experienced at navigating through all market conditions.

The Casualty segment also grew by 1% and posted a 96 combined ratio. Our top line growth reflects our consistent underwriting discipline. In response to competitive pressures, we have been reducing our market participation in several products. These are all areas I’ve talked about previously but I’ll outline them again.

The public D&O market continues to be highly competitive. To navigate the changing conditions, we have become more selective on both new and renewal business so our renewal retention has decreased several points. Rate change for the quarter is down 9% and premium is down 10%. While claim counts are down this year, we saw some unusual severity in a couple of older claims in the quarter. We remain profitable year to date, but these claims serve as a reminder that this is a volatile business. Our team underwrites for the long term and with great care. Maintaining discipline in soft markets is critical to long-term success.

Another market where we’ve experienced top line challenges is Transportation where the trucking portion of the market continues to be highly competitive and trucking companies’ revenues and miles driven are generally down a bit compared to last year. In this business, there is plenty of claim activity and the potential for nuclear verdicts should remind underwriters to stay disciplined. Despite the difficulty of the trucking market, we are still finding opportunity within our Specialty Commercial Auto and newly formed Moving & Storage niche. Premium for our Transportation book overall was down 6% in the quarter but we achieved 4% rate increases and the book remains profitable.

The last market I will highlight is the Energy Casualty space. You’ll recall that we exited the excess portion of this business effective January 1. That decision affected our ability to offer primary-only policies and we did not believe the business model was viable long-term. So we made the tough decision to exit the primary energy casualty business as well in July of this year. In calendar year 2022, we wrote a total of $24 million of premium in energy casualty. We are already down $15 million YTD in 2023, including an $8 million decrease in premium in the second quarter. So you will see the remaining $9 million of premium runoff mostly in the second half of 2023, with a small amount rolling over into the first half of 2024. We believe our willingness to make the hard decisions, to slow growth or exit underperforming businesses before they become too big to fail, is a differentiator and largely responsible for our long-term, consistent underwriting success.

On a more positive note, there has been opportunity in the Casualty market and we continue to take advantage of it. The personal umbrella space has been disrupted for some time. As you’ve read in the news, there are personal lines companies reducing their participation in both California and Florida and this trend may continue unless carriers are permitted to achieve rate adequacy. When primary carriers change their appetite in the homeowners or auto markets, the opportunity for our stand-alone personal umbrella policy increases. Our focus is to grow proportionately across the country and we are working with our producers to ensure we’re not overweight in any problematic states. We are also restricting underwriting eligibility of the more marginal risks in several states in order to maintain underwriting profitability. We continue to achieve an underwriting profit in this long-time business and are monitoring and managing our growth closely.

The other notable growth area is in our E&S primary liability book. Premium grew 10% in the quarter, driven by construction outside of New York City. The construction space is competitive. The private construction market is slowing a bit as evidenced by contractors’ slightly reduced projected revenues. Our approach is to stay in front of our producers, be proactive in pursuing new business opportunities, and provide tailored solutions to their problems.

This quarter demonstrates our commitment to underwriting discipline. In the Property segment, we are leaning into the market opportunity by meeting the needs of our producers and insureds while focusing on refining our appetite, rate adequacy, tightening terms and conditions, and proactive claim handling. In Surety, we are being cautious about growth as economic conditions have affected some of our principals. In Casualty, we exited the energy casualty space and are managing through a few challenging markets while growing in areas where our capacity and expertise are needed and where we can achieve adequate rate. This is what we do. We believe our diversified product portfolio is healthy and well-positioned to navigate this evolving marketplace.  I’ll turn the call over to the moderator to open it up for some questions.

Operator: [Operator instructions] Our first question today comes from Greg Peters from Raymond James.

Greg Peters:  Great. I guess -- and I recognize you provided a lot of comments on the Property business, but I wanted to ask a couple more questions. In the context of the growth, can you provide some perspective on how much that growth is just pure rate versus exposure versus new business? And I guess exposure and new business can sometimes mean the same thing, but just to provide some balance on what's rate versus what's new business would be helpful.

Jen Klobnak: Sure. So if we focus on kind of the hurricane side of the house, as I mentioned, we had 49% positive rate change in the quarter. And so we are -- if you look at our retention for that business, it's down slightly from historical levels so we always are in the range of 70% to 80% really in retention. And today, we're probably in the middle of that range. So there is a fair amount of new business that comes on. That business is under the guise of our new -- guidelines that have been in place for a bit where we're offering just $2.5 million of limit. We think the rate on that business is actually priced higher than our renewal business by just a bit in terms of how we measure it so we feel good about taking on that new business. So in terms of overall growth, a lot of it is rate. A little bit of -- is new business, but it's really replacing the renewals that we're losing so in terms of exposure, we're fairly flat from an exposed limits perspective. When you model the exposure, there are different changes based on the nuances of the model in terms of the occupancies or where the location is, specifically, the roof characteristics, et cetera. So it's hard to identify exactly what the growth is there. So those are kind of a lot of the moving parts within the changing property portfolio.

Greg Peters:  Perfect. And you also commented on quake. Can you provide some perspective on that, too?

Jen Klobnak: Sure. So while all the spotlight seems to be on hurricane these days, the quake market is actually changing as well, and that's really driven by capacity. The MGAs in that space are subject to the same situation that they -- they're feeling on the hurricane side, where the renewals aren't quite as easy as they were with their supporters. And so there are some reduced limits available by the MGAs, and carriers are also managing the limits that they're providing in both of the catastrophe areas. So we're seeing more of the risks that we look at be more layered where there's more carriers needed to fill out the tower of the insurance coverage, and that provides a little bit more opportunity. We're managing our limits as well and we're getting good rate on that business. Again, new business price a little bit higher than our renewal book so I think that's a fairly attractive market at this point as well.

Greg Peters:  Great. Thank you for the color. I have some other questions that I can take offline. I guess from a big picture perspective, you talked about the energy and your discipline around energy. I'm just curious, when you make a decision to withdraw a market, what happens to your energy underwriting team? Do you -- do they -- are they on standby waiting for market conditions to change? Or how do you manage that? Because I recognize you have a long-term orientation.

Craig Kliethermes: This is Craig. So it really depends on the product. It depends how versatile the people are that we have. Obviously, we tend to hire specialists in each area so I would say it is a little different when we decided to end participation in the marketplace versus when we've decided to like shrink. When we decide to shrink in a long-time business, we typically redeploy our underwriters to do other things as well as claim people that can work on other products or work on initiatives for long-term growth when the market comes back. But when we do decide to end the market -- our participation in the market, I mean those underwriters tend to find other opportunities outside the organization.

Operator: We have our next question. It comes from Meyer Shields from KBW.

Meyer Shields: Great. One numbers question, Todd. I apologize, but I just couldn't make out your comments. You said that, if I heard correctly, $17 million of the $18 million cat-losses in the quarter were in property.

Todd Bryant: Yes. Yes. And some on the package side. The other $1 million on the Casualty side is some of that package business that we’ve got. A bit of both, so some of the GBA, General Binding is really what's that impact.

Meyer Shields:  Okay. Perfect. I understand. Did you break out that -- the $3 million for prior period, that adjustment as well?

Todd Bryant:  Yes, that was a little bit different, if you will. I mean that was $2 million reduction to the Casualty segment and a $1 million reduction to the Property segment. But some of that Meyer, when we're estimating what the cat-impact is in a given quarter and making some decisions. We're having to make some decisions with the information we have between segments. In that instance, the development that was taken on prior years was also General Binding largely related in that Casualty segment.

Meyer Shields: Okay. That's very helpful. I'm sorry I missed it the first time. Bigger picture question, I guess, maybe for Jen. Yes, so Jen, you talked about being more cautious on underwriting surety because of economic uncertainty. Are you seeing signs of economic uncertainty in terms of how your insurance are acting, whether it's exposure units or growth plans or anything like that?

Jen Klobnak: Did you say Surety specifically or more broadly?

Meyer Shields: No. So the question was more broadly because you commented specifically on underwriting caution in surety.

Jen Klobnak: Yes. So if you think about our portfolio, we've got a fair amount of business in the construction space as an example. So -- and it's a very diverse participation in that space. And so you look at public construction projects, for example, that's a fairly healthy space. So surety is pretty healthy in that area. There's plenty of business there.

If you look at private construction, that's a little bit slower. And so our admitted and our non-admitted businesses see a little bit of a reduction in revenue there but not substantially. It's just flat to down slightly.

And so people are, I think, participating pretty responsibly there. Our architects' revenue is up a little bit. So we're seeing kind of a fairly stable environment actually. The news would indicate maybe there's a sign of a recession coming, and we keep asking our E&S people every day, are you seeing this in the data, and we really aren't at this point. I mean it's not like it's growin tremendously, but it seems fairly stable at this point in time. I don't know if that answered your question.

Operator: Our next question comes from Scott Heleniak from RBC Capital Markets.

Scott Heleniak:  First question was just umbrella. It sounds like you -- it sounds like business is doing well there. You're seeing some opportunity, others are pulling back. And it's been well documented, others have had trouble with that line, so -- over the past year. I wonder if you could just give an update there. I know you mentioned some comments, but some additional color on why RLI is doing so much better than others on that and have been over the past year? Is it rate, risk selection, terms and conditions? Just curious if you can touch on why you're able to do that so much better than the competition, it seems like.

Jen Klobnak: Are you interested in the personal space or the commercial space?

Scott Heleniak: Either one or both.

Jen Klobnak: Okay. Well, there are 2 -- yes. They're acting in 2 different ways, I would say. So in personal lines, we are a stand-alone for some umbrella operation, which means we don't require the underlying homeowners. In fact, we don't really want the underlying homeowners or auto coverages, whereas most people who participate in personal umbrella require both coverages to be in place as well. So as you see different companies pulling out of different states for either auto or homeowners or both, that just creates a larger market opportunity in general for a stand-alone product. So then it's a matter of how do we approach that market to make sure that we're doing it in the right way to be helpful but yet profitable as well.

So we have an underwriting box that's been in place for quite a while. We tweak it a little bit over time based on claims. We have a pretty robust feedback loop between people who are marketing that product to the underwriters to the claim staff to the actuaries who all, participate in a lot of reporting and discussions around trends and things that they're hearing out in the market and claim outcomes. So all of that happens on a very regular basis.

We have dedicated claims staff too that are focused on our personal umbrella claims. So they're used to participating on an excess basis and working with our underlying carriers to get access to the information we need to determine if we're going to be affected by the claim and how we need to approach our participation in that process. So I think it's a matter of focus, kind of that narrow and deep underwriting as well as claim handling, that we do across the board that we apply to the personal umbrella space that has allowed us to be in this business for over 30 years as well, and to do it pretty profitably. Having said that, there are stories of other carriers who have trouble. And so we're very close to the growth in terms of monitoring it and having discussions very regularly to make sure that we're on top of anything that we see coming down the pipeline.

On the excess space, it's a little different story. The excess space, I don't understand why. It seems to be a lot more -- or the commercial space, I should say, is a lot more competitive. And I think the barrier to entry is lower in the commercial space, so people can get in and get started writing business. But everyone's talking about social inflation and severity. And yet new carriers come in, they don't do very well, and so they get out, and we try to be consistent and just navigate that market as people are going in and out with a fairly consistent appetite and approach. So in that market, we also apply the feedback loop between underwriting, claims and actuarial support to understand what's going on with dedicated claims staff. And so it's the same playbook, just applied to a different space, but that market seems to be a lot more competitive than on the personal lines side.

Scott Heleniak: Okay. It sounds like the opportunity is a little more on the personal line side for you guys than compared to commercial at this point. But the -- yes, just moving on next to just retention. You guys saw higher retention this year than net to gross. And you mentioned you purchased $150 million of additional cat-limit. Could you just give some updated thoughts on your reinsurance strategy there and thoughts and how you expect to manage that part of the business with reinsurance pricing higher, particularly as we go into 2024 and how you're thinking about that?

Jen Klobnak: Sure. So if you look at our strategy, we've been pretty committed to the traditional reinsurance space. So we've had some long-term partnerships since really the late '70s in reinsurance and so we do tend to favor that approach. As we have grown, we continue to monitor. We have a number of tolerances, both nonmodeled just policy limits in the region as well as modeled metrics that we monitor on a monthly basis. And we want to say, relative to our surplus growth, we want to stay in a reasonable range there. And so it's important for us as an E&S business to take advantage of market opportunities, and that's exactly what we've done. But there's also a limit to what we can do relative to the size of our company. And so that's why we've continued to buy reinsurance.

I think that the market opportunity at some point will slow down. I think the second half of the year, we may see the early signs of that, given this has been going on for a while. If you think about the second half of last year, we're already taking pretty good rate increases. We were already managing limits. We were already paying attention to deductibles and all those things. And so if you look at the change that we would expect for the second half, it's on top of already a lot of actions that were taken. So this opportunity will slow down at some point. It's hard to say when. I think as we approach 1/1, we'll look at where that sits. It's very hard to talk about it now because we're in the middle of hurricane season, where not a lot happens. Once you're in the season, you don't have a lot of new markets entering mid-season. You do have some people who fill up their buckets of exposure, and so you see a little bit of change in appetite but not much. So we really have to wait and see how the season plays out and kind of where we're at in the fourth quarter to determine what that opportunity looks like for next year. So that's kind of the thought process we go through.

Scott Heleniak:  Okay. That's helpful. And the $150 million in cat-limit, did you give any additional detail? If you did, I didn't catch it on. Is that -- is there a specific region that's for? Is that just a national program? Or is that hurricane exposure, the additional cat-limit that you bought?

Jen Klobnak: It’s for all perils, yes.

Scott Heleniak:  All perils, okay.

Jen Klobnak: Yes, that's for all perils so it just goes to an additional layer on top of all of our coverages that we purchased previously.

Operator: [Operator Instructions] We have no further questions on the line. I will now turn the conference over to Mr. Craig Kliethermes for closing remarks.

Craig Kliethermes: Thank you everyone for joining today. The results we report today are more a reflection of the body of work put in over the last decade, than the last quarter. Some ask how we have been able to deliver consistent results each year.  It isn’t magic, but also isn’t easy.   We hire very talented individuals with deep expertise, who share our values.  We make them owners, through shared rewards and an ESOP, and we immerse them in a culture that reinforces all that is good in them.  Then we let them build, and continuously improve our business, to best serve our customers.

The market we currently face includes a shortage of natural catastrophe capacity, an active plaintiff bar, loss cost inflation, and uneven economic growth. Among these challenges and disruption, lies opportunity. We will continue to adapt to these market forces as well as others that emerge, and continue to serve the best interests of our customers and shareholders, as we have for nearly 60 years. I am proud of our associate-owner’s efforts and the unique culture of ownership and shared success we have maintained.   I have one more favor to ask of them:  Keep being different, because it works. Look forward to talking with you all next quarter.

Operator: Ladies and gentlemen, if you wish to access the replay of this call you may do so by dialing 1 (866)813-9403 with an ID of 292170. This concludes our conference for today. Thank you all for participating, and have a nice day. All parties may now disconnect.

# # # # # # # # # #   E N D   # # # # # # # # # #